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                                                                    Exhibit 1.01

                                 TERMS AGREEMENT



                                                         April 26, 2004



Citigroup Global Markets Holdings Inc.
388 Greenwich Street
New York, New York 10013
Attn:  Treasurer

Dear Sirs:

      We understand that Citigroup Global Markets Holdings Inc., a New York corporation (the "Company"), proposes to issue and sell $63,000,000 aggregate principal amount of its 1.5% Principal-Protected Equity Linked Notes Based Upon the Dow Jones Global Titans 50 Index(SM) Due October 29, 2009 (the "Notes"). Subject to the terms and conditions set forth herein or incorporated by reference herein, Citigroup Global Markets Inc. (the "Underwriter") offers to purchase 6,300,000 Notes in the principal amount of $63,000,000 at 96.5% of the principal amount. The Closing Date shall be April 29, 2004 at 9:00 a.m. at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006.

      The Notes shall have the following terms:

Title: 1.5% Principal-Protected Equity Linked Notes Based Upon the Dow Jones Global Titans 50 Index(SM) Due October 29, 2009

Maturity:                      October 29, 2009

Interest:                      The Notes bear interest at the rate of 1.5 % per
                               annum. We will pay interest in cash semi-annually on the 29th day of each April and October, or the immediately next Business Day, commencing on October 29, 2004.

Maturity Payment:              Holders of the Notes will receive at maturity,
                               for each $10 principal amount of Notes such holders


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                               hold, a payment equal to the sum of $10 and an
                               interest distribution amount (as described in the Prospectus Supplement dated April 26, 2004 relating to the Notes).

Interest Payment Dates:        The 29th day of each April and October, or the
                               immediately next Business Day, commencing on October 29, 2004.

Regular Record Dates:          The fifth Business Day preceding each interest
                               payment date.

Initial Price To Public:       100% of the principal amount thereof, plus
                               accrued interest from April 29, 2004 to date of payment and delivery.

Redemption Provisions:         The Notes are not redeemable by the Company prior
                               to maturity.

Trustee:                       The Bank of New York.

Indenture:                     Indenture, dated as of October 27, 1993, as
                               amended from time to time.

      All the provisions contained in the document entitled "Salomon Smith Barney Holdings Inc. - Debt Securities - Underwriting Agreement Basic Provisions" and dated December 1, 1997 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

      Basic Provisions varied with respect to this Terms Agreement:

(A) All references to "Salomon Smith Barney Holdings Inc." in the Basic Provisions shall refer to the Company.



(B) Notwithstanding the provisions set forth in Section 3 of the Basic Provisions, the Company and the Underwriter hereby agree that the Notes will be in the form of


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      Book-Entry Notes and shall be delivered on April 29, 2004 against payment of the purchase price to the Company by wire transfer in immediately available funds to such accounts with such financial institutions as the Company may direct.

(C) Paragraph 4(j) of the Basic Provisions shall be amended and restated as follows: "The Company will not, without the consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertaking for such securities, of the Company, in each case that are substantially similar to the Notes or any security convertible into or exchangeable for the Notes or such substantially similar securities, during the period beginning the date of the Terms Agreement and ending the Closing Date."

(D) Paragraph 5(g) of the Basic Provisions shall be amended and restated as follows: "You shall have received on the Closing Date a letter from KPMG LLP covering the matters set forth in Exhibit II hereto, with respect to the Registration Statement and the Prospectus at the time of the Terms Agreement."

      The Underwriter hereby agrees in connection with the underwriting of the Notes to comply with the requirements set forth in any applicable sections of
Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

      Bradley J. Gans, Esq., is counsel to the Company. Cleary, Gottlieb, Steen & Hamilton is counsel to the Underwriter. Cleary, Gottlieb, Steen & Hamilton is special tax counsel to the Company.

      Please accept this offer no later than 9:00 p.m. on April 26, 2004, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:



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      "We hereby accept your offer, set forth in the Terms Agreement, dated
April 26, 2004, to purchase the Notes on the terms set forth therein."

                                           Very truly yours,



                                           CITIGROUP GLOBAL MARKETS INC.


                                           By:      /s/ Ramesh K. Menon
                                              --------------------------------
                                                 Name:  Ramesh K. Menon
                                                 Title:  Managing Director


ACCEPTED:

CITIGROUP GLOBAL MARKETS HOLDINGS INC.



By:         /s/ Mark I. Kleinman
   ----------------------------------------------
   Name:     Mark I. Kleinman
   Title:    Executive Vice President
             and Treasurer

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